Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 22, 2023, relating to the financial statements of Photronics, Inc. and the effectiveness of Photronics Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Photronics, Inc. for the year ended October 31, 2023.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
December  22, 2023